EXHIBIT 99.1

Investor Contacts:	Media Contacts:
Dan Spiegelman	John Bluth
SVP & Chief Financial Officer	Director, Corporate Communications
(650) 384-8509	(650) 384-8850

Christopher Chai
Treasurer & Executive Director, Investor Relations
(650) 384-8560

CV THERAPEUTICS ANNOUNCES PROPOSED PRIVATE OFFERING OF SENIOR

SUBORDINATED CONVERTIBLE DEBENTURES

PALO ALTO, Calif., June 12, 2003 – CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that it intends to offer, subject to market and other conditions, $100 million aggregate principal amount of senior subordinated convertible debentures.

The Company will use a portion of the net proceeds of the offering to fund an escrow account to provide security for the first six scheduled interest payments on the debentures. The Company intends to use the remaining net proceeds of the offering for general corporate purposes, which may include funding research, development and product manufacturing, development of clinical trials, preparation and filing of new drug applications, product commercialization, increasing its working capital, reducing indebtedness and capital expenditures.

The debentures have not been registered under the Securities Act of 1933, as amended, or any applicable state securities laws, and will be offered only to qualified institutional buyers in reliance on Rule 144A and in offshore transactions pursuant to Regulation S under the Securities Act of 1933, as amended. Unless so registered, the debentures may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. For more information, please visit CV Therapeutics’ website at http://www.cvt.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to the company’s anticipated use of the proceeds of the proposed offering, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development of the company’s drugs; the timing of clinical trials; the Company’s dependence on collaborative and licensing agreements; and other risks detailed from time to time in CVT’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2002 and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003.